Exhibit 3.55
CERTIFICATE OF FORMATION
OF
NORDYNE CHINA, LLC
     This Certificate of Formation of NORDYNE CHINA, LLC (the “LLC”), dated as of August 21, 2006, is being duly executed and filed by Dawn M. Urbanowicz, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 DEL.C. § 18401, et seg.)
     FIRST. The name of the limited liability company formed hereby is NORDYNE CHINA, LLC.
     SECOND. The address of the registered office of the LLC in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, DE 19808.
     THIRD. The name and address of the registered agent for service of process on the LLC in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Dawn M. Urbanowicz Dawn M. Urbanowicz
Authorized Person